ITEM 77.C Matters submitted to a vote of security holders

     A Special Meeting of the Shareholders of the DLB International Fund (formerly known as the DLB Stewart Ivory International Fund) and the DLB Emerging Markets Fund (formerly known as the DLB Stewart Ivory Emerging Markets Fund)(each, a "Fund" and together, the"Funds"), each a series of The DLB Fund Group (the "Trust"), was held pursuant to notice at the office of the Trust, One Memorial Drive, Cambridge, Massachusetts, on Friday, February 21, 2003 at 9:30 a.m. to approve new investment sub-advisory agreements between David L. Babson & Company Inc., the Funds' investment adviser, and First State Investments International Limited. Pursuant to the Bylaws of the Trust, each Fund's Shareholders voted separately to approve the new sub-advisory agreement that related to that Fund. The following is a report on the votes cast in person or by proxy at the Special Meeting:

                                     For              Against      Abstain

     International     Fund:         2,353,455.788      0              0

     Emerging Markets Fund:          3,000,382.797      0              0


ITEM 77.H Changes in Control of Registrant

  (b) If any person has ceased to be a controlling person of the Registrant, give the name of the person, the date and a brief description of the transaction or transactions by which the person ceased to have control.

     During the reporting period for this N-SAR, November 1, 2002 through April 30, 2003, the number of outstanding shares of the DLB International Fund increased to 3,313,885 shares at April 30, 2003. Consequently, the percentage of outstanding shares owned by Plymouth County Retirement System, which held 825,666.650 at November 1, 2002 and April 30, 2003, dropped below 25% during the six-month period ended April 30, 2003.

ITEM 77.Q1 (a)Amendments to the Agreement and Declaration of
          Trust of The DLB   Fund Group

     1. Amendment No. 12, relating to the termination of the DLB Technology Fund is, incorporated by reference to Exhibit
       (a)(13) of The DLB Fund Group's Post-Effective Amendment No. 25 to the Registration Statement filed via Edgar on February 28, 2003.

     2. Amendment No. 13, relating to new names for the DLB International Fund (formerly known as the DLB Stewart Ivory International Fund) and the DLB Emerging Markets Fund (formerly known as the DLN Stewart Ivory Emerging Markets
       Fund) is, incorporated by reference to Exhibit (a)(14) of The DLB Fund Group's Post-Effective Amendment No. 25 to the Registration Statement filed via Edgar on February 28, 2003.

ITEM 77.Q1 (e)-New Investment Sub-Advisory Agreements

     1.Form of Sub-Advisory Agreement between David L.
       Babson & Company Inc. and First State Investments
       International Limited relating to the DLB
       International Fund  (formerly the DLB Stewart Ivory
       International Fund) is incorporated by reference to Exhibit
       (d)(19) of The DLB Fund Group's Post-Effective Amendment
       No. 25 to the Registration Statement filed via Edgar on February 28, 2003.

     2.     Form of Sub-Advisory Agreement between David L.
       Babson & Company Inc. and First State Investments
       International Limited relating to the DLB Emerging Markets
       Fund (formerly the DLB Stewart Ivory Emerging Markets Fund) is incorporated by reference to Exhibit (d)(20) of The DLB
       Fund Group's Post-Effective Amendment No. 25 to the Registration Statement filed via Edgar on February 28, 2003.